Exhibit 2.5
STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this "Agreement"), is dated as of March 19, 2012, by and among HARLAND CLARKE HOLDINGS CORP., a Delaware corporation ("Purchaser"), FLX HOLDINGS LLC, a Delaware limited liability company ("Seller One"), and FANEUIL HOLDCO LLC, a Delaware limited liability company ("Seller Two", and collectively with Seller One, the "Sellers", and each a "Seller").
RECITALS
WHEREAS, Seller One directly owns 100% of the issued and outstanding class A common shares (the "Class A Shares") of New Faneuil, Inc., a Delaware corporation (the "Company"), and Seller Two directly owns 100% of the issued and outstanding class B common shares (the "Class B Shares", and collectively with the Class A Shares, the "Shares") of the Company which together represent 100% of the issued and outstanding shares of capital stock of the Company; and
WHEREAS, Seller One desires to sell to Purchaser the Class A Shares and Seller Two desires to sell to Purchaser the Class B Shares, and Purchaser desires to purchase from Seller One the Class A Shares and desires to purchase from Seller Two the Class B Shares, in each case, free and clear of all liens (other than any liens imposed by applicable securities laws), subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, and intending to be legally bound, the Parties hereby agree as follows:
1.Purchase Price. The purchase price that the Purchaser shall pay in consideration for the Shares shall be $70,000,000 (the "Purchase Price").

2.Closing. The closing of the purchase and sale of the Shares (the "Closing") shall take place simultaneously with the execution and delivery of this Agreement.

3.Closing Deliverables. At the Closing, Sellers will deliver to Purchaser original certificates representing the Shares duly endorsed or accompanied by stock powers duly endorsed in blank and Purchaser will deliver to each Seller the portion of the Purchase Price to which such Seller is entitled in accordance with Section 4 hereof, in cash, by wire transfer or other immediately available funds to an account (or accounts) designated by such Seller.

4.Allocation of Payment. The portion of the Purchase Price payable to (a) Seller One shall be equal to the product of the Purchase Price and 94.44% and (b) Seller Two shall be equal to the product of the Purchase Price and 5.56%.

5.Representations of the Sellers.

a.
Organization and Qualification. Each Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware. The Company is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.

b.
Capital Stock; Title to Interests. The total number of authorized shares of each class of capital stock of the Company, and the total number of issued and outstanding shares of each class of capital stock of the Company, are set forth on Schedule A. The Shares are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and issued in compliance with applicable law. Seller One owns all of the Class A Shares, beneficially and of record, free and clear of all liens (other than any liens imposed by applicable securities laws). Seller Two owns all of the Class B Shares, beneficially and of record, free and clear of all liens (other than any liens imposed by applicable securities laws). Upon delivery of the Shares to Purchaser at Closing, Purchaser will receive good and valid title to the Shares, free and clear of all liens (other than any liens imposed by applicable securities laws).

c.	Authority. The execution and delivery by each Seller of this Agreement and the performance by such Seller of its obligations hereunder, have been duly and validly authorized by all necessary limited liability company action with no other limited liability company action or other proceedings on the part of such Seller (or its member) being necessary. This Agreement has been duly and validly executed and delivered by each Seller and (assuming due authorization, execution and delivery by Purchaser) constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles.

d.
No Conflict. The execution, performance and delivery by each Seller of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (i) conflict with or result in the breach of any of the provisions of the organizational documents of the Company or Sellers or (ii) violate in any material respect any provision of any law or government order applicable to the Company or Sellers or any of their respective assets or properties.

6.Representations of Purchaser.

a.	Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.

b.
Authority. The execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder, have been duly and validly authorized with no other action or other proceedings on the part of Purchaser being necessary. Purchaser has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Sellers) constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles.

c.
No Conflict. The execution, performance and delivery by Purchaser of this Agreement does not, and the consummation by it of the purchase will not: (i) conflict with or result in the breach of any of the terms, conditions or provisions of the organizational documents of Purchaser or (ii) violate in any material respect any provision of any law or government order applicable to Purchaser or any of its assets or properties.

7.Headings and Section References. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. All section references contained in this Agreement are to sections of this Agreement, except where the context requires otherwise.

8.Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to conflicts of law principles.

9.Consent to Jurisdiction. All judicial proceedings brought against the parties arising out of or relating to this Agreement, or any obligations hereunder, shall be brought in any state or federal court of competent jurisdiction located in Wilmington, Delaware. By executing and delivering this Agreement, the parties irrevocably: (a) accept generally and unconditionally the exclusive jurisdiction and venue of these courts and (b) waive any objections which such party may now or hereafter have to the laying of venue of any of the aforesaid proceedings arising out of or in connection with this Agreement brought in the courts referred to in clause (a) above and hereby further irrevocably waive and agree not to plead or claim in any such court that such proceeding brought in any such court has been brought in an inconvenient forum.

10.Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
11.Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. For purposes of this Agreement, facsimile signatures and signatures delivered electronically shall be deemed originals.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Purchase Agreement effective as of the day and year first above written.

FLX HOLDINGS LLC

By:	/s/ Paul G. Savas
Name:	Paul G. Savas
Title:	Executive Vice President &
Chief Financial Officer

FANEUIL HOLDCO LLC

By:	/s/ Paul G. Savas
Name:	Paul G. Savas
Title:	Executive Vice President &
Chief Financial Officer

HARLAND CLARKE HOLDINGS CORP.

By:	/s/ Peter A. Fera, Jr.
Name:	Peter A. Fera, Jr.
Title:	Executive Vice President &
Chief Financial Officer

SCHEDULE A
The Company is authorized to issue 1,000 shares of common stock (950 shares of class A common stock and 50 shares of class B common stock). It has issued and outstanding 95 shares of class A common stock to Seller One and 5 shares of class B common stock to Seller Two.